                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        (AMENDMENT NO. ______________)*


                                IA Corporation I
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                                  Common Stock
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                  449194 10 9
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2-95)

                               Page 1 of 10 Pages

-----------------------                                  ---------------------
  CUSIP NO. 449194 10 9                 13G                PAGE 2 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Warburg, Picus Investors, L.P.
      I.D. # 13-3549187

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          4,274,756
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
                          0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          4,274,756
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,274,756

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      49%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 449194 10 9                 13G                PAGE 3 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 13   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Warburg, Pincus & Co.
      I.D. # 13-6358475

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 14                                                             (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 15


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 16
      New York

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     17
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      18
                          4,274,756
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     19
                          0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          20
                          4,274,756
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 21
      4,274,756

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
22


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
23
      49%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
24
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 449194 10 9                 13G                PAGE 4 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      E.M. Warburg, Pincus & Co., LLC
      I.D. # 13-3536050

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      New York

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          4,274,756
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
                          0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          4,274,756
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,274,756

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      49%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 449194 10 9                                         Page 5 of 10 Pages

ITEM 1.
          (a)  Name of Issuer                 IA Corporation I

          (b)  Address of Issuer's Principal Executive Offices
               1900 Powell Street, Suite 600
               Emeryville, CA  94608-1840

ITEM 2.

          (a) NAME OF PERSON FILING AND   (b)  ADDRESS OF PRINCIPAL OFFICE:

              This statement is filed by and on behalf of (a) Warburg, Pincus Investors, L.P., a Delaware limited Partnership ("WPI"); (b) Warburg, Pincus & Co., a New York general partnership ("WP"); and (c) E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC") which manages WPI. WP, the sole general partner of WPI has a 20% interest in the profits of WPI. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. The members of EMW LLC are substantially the same as the partners of WP. The business address of each of the foregoing is 466 Lexington Avenue, New York, NY 10017.

          (c) CITIZENSHIP: N/A

          (d) Title of Class of Securities    Common Stock

          (e) CUSIP Number                    449194 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A: N/A

          (a) [ ] Broker or Dealer registered under Section 15 of the Act
          (b) [ ] Bank as defined in section 3(a)(6) of the Act
          (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
          (d) [ ] Investment Company registered under section 8 of the Investment Company Act
          (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security
                  Act of 1974 or Endowment Fund, see
                  (S)240.13d-1(b)(1)(ii)(F)
          (g) [ ] Parent Holding Company, in accordance with (S)240.13d-1(b)(ii)(G) (Note: See Item 7)
          (h) [ ] Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP

CUSIP No. 449194 10 9                                         Page 6 of 10 Pages

          (a) Amount Beneficially Owned   4,274,756 as of December 31, 1996*

          (b) Percent of Class            49%

          (c) Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote        0
              (ii)  shared power to vote or to direct the vote  4,274,756*

              (iii) sole power to dispose or direct the disposition of  0
              (iv)  shared power to dispose or direct the disposition of
                                                               4,274,756*

* Includes 132,048 shares of Class B Common Stock that Warburg has the option to convert into Common Stock. Excludes 2,285,064 shares of Class B Common Stock that is not currently convertible by Warburg into Common Stock.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of securities, check the following [ ].
         N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         N/A

ITEM 10. CERTIFICATION
N/A
         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP No. 449194 10 9                                         Page 7 of 10 Pages

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

  Dated:  February 13, 1997


                                              WARBURG, PINCUS INVESTORS, L.P.

                                              By:     Warburg, Pincus & Co.
                                                      General Partner


                                              By:/S/  Stephen Distler
                                                 --------------------
                                                 Stephen Distler
                                                 Member



                                              WARBURG, PINCUS & CO.


                                              By:/S/  Stephen Distler
                                                 --------------------
                                                 Stephen Distler
                                                 Member


                                              E.M. WARBURG, PINCUS & CO., LLC


                                              By:/S/  Stephen Distler
                                                 --------------------
                                                 Stephen Distler
                                                 Member

CUSIP No. 449194 10 9                                         Page 8 of 10 Pages

                        WARBURG, PINCUS INVESTORS, L.P.

This statement is filed by and on behalf of (a) Warburg, Pincus Investors, L.P., a Delaware limited Partnership ("WPI"); (b) Warburg, Pincus & Co., a New York general partnership ("WP"); and (c) E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC") which manages WPI. WP, the sole general partner of WPI has a 20% interest in the profits of WPI. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. The members of EMW LLC are substantially the same as the partners of WP. William H. Janeway and Henry Kressel, directors of the Company, are Managing Directors and members of EMW LLC and general partners of WP. Each of Messrs. Janeway and Kressel disclaims beneficial ownership for purposes of Rule 13d-3 under the Securities Exchange Act of 1934. The business address of each of the foregoing is 466 Lexington Avenue, New York, NY 10017.

CUSIP No. 449194 10 9                                         Page 9 of 10 Pages

                                   SCHEDULES


Schedule I Joint Filing Agreement, dated February 13, 1997, among the signatories to the Schedule 13G.

CUSIP No. 449194 10 9                                        Page 10 of 10 Pages

                             JOINT FILING AGREEMENT
                         PURSUANT TO RULE 13d-1 (f)(1)

          The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instruments.

Dated:      February 13, 1997


                                              WARBURG, PINCUS INVESTORS, L.P.

                                              By:     Warburg, Pincus & Co.
                                                      General Partner

                                              By: /s/ STEPHEN DISTLER
                                                 --------------------
                                                 Stephen Distler
                                                 Member

                                              WARBURG, PINCUS & CO.


                                              By: /s/ STEPHEN DISTLER
                                                 --------------------
                                                 Stephen Distler
                                                 Member


                                              E.M. WARBURG, PINCUS & CO., LLC


                                              By: /s/ STEPHEN DISTLER
                                                 --------------------
                                                 Stephen Distler
                                                 Member